As Filed with the Securities and Exchange Commission on October 20, 2025

Registration No. 333-283100

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sandstorm Gold Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1041	98-1178734
(Province or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 3200 – 733 Seymour Street

Vancouver, British Columbia, Canada V6B 0S6

604-689-0234

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

Telephone: 302-738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Jennifer Traub	John Koenigsknecht
Cassels Brock & Blackwell LLP	Crowell & Moring LLP
Suite 2200, RBC Place	455 N. Cityfront Plaza Dr
885 West Georgia Street	Suite 3600
Vancouver, British Columbia	Chicago, Illinois 60611
Canada V6C 3E8	(312) 840-3111
(604) 691-6100

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	At some future date (check the appropriate box below).

	1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).

	2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

EXPLANATORY NOTE - DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Sandstorm Gold Ltd. (the “Company” or “Registrant”) to withdraw from registration all of the unsold securities registered under the Registration Statement on Form F-10 (Registration No. 333-283100) filed by the Registrant with the U.S. Securities and Exchange Commission on November 8, 2024 (the “Registration Statement”), registering the sale by the Registrant from time to time of such indeterminate number of common shares, debt securities, warrants, subscription receipts, and units (collectively, the “Securities”) of the Registrant and which Securities were issuable in series, or any combination thereof, in amounts, at prices and on terms to be determined at the time of sale to be set forth in one or more prospectus supplements up to an aggregate offering price not to exceed US$500,000,000.

Effective October 20, 2025, the Registrant, Royal Gold, Inc. (“Royal Gold”) and International Royalty Corporation, a wholly-owned Canadian subsidiary of Royal Gold (“AcquireCo”), completed their previously announced court-approved statutory plan of arrangement under the under the Business Corporations Act (British Columbia) (the “Arrangement”) pursuant to which Royal Gold, indirectly, through AcquireCo, acquired all of the issued and outstanding common shares of the Registrant. As a result of the Arrangement, the Registrant became a wholly owned subsidiary of Royal Gold.

In connection with the completion of the transactions contemplated by the Arrangement, the Registrant has terminated any and all offerings of its Securities pursuant to the Registration Statement. The Registrant hereby amends the Registration Statement to remove from registration any and all Securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, country of Canada, on October 20, 2025.

SANDSTORM GOLD LTD.

By:	/s/ William Heissenbuttel
William Heissenbuttel President & Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William Heissenbuttel William Heissenbuttel	President and Director (principal executive officer)	October 20, 2025

/s/ Paul Libner Paul Libner	Vice President and Treasurer (principal financial and accounting officer)	October 20, 2025

/s/ Randy Shefman	Director	October 20, 2025

Randy Shefman

/s/ Alistair Baker	Director	October 20, 2025

Alistair Baker

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Post Effective Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Sandstorm Gold Ltd. in the United States on October 20, 2025.

PUGLISI & ASSOCIATES (Authorized U.S. Representative)

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director